Exhibit 99.1

The Korea Fund Inc

THE KOREA FUND, INC.

A LETTER TO SHAREHOLDERS

Dear Fellow Stockholders

I write to you on behalf of the Board of The Korea Fund, Inc. (the “Fund”) to update you, as I have previously indicated in our release of June 22, on recent events surrounding the transition of portfolio management responsibility to RCM Capital Management LLC and its Hong Kong-based affiliate RCM Asia Pacific Limited (collectively, “RCM”).

The circumstances surrounding the recent change in manager are well documented in your Fund’s Proxy Statement dated March 2, 2007 that was mailed to all stockholders and is currently available at the Fund’s website (www.thekoreafund.com).  At the time of the change in investment manager, your Board provided RCM a period in which to restructure the portfolio holdings to its model – a period known in the industry and referred to herein as the ‘transition’. At such a time of a change in a portfolio manager it is quite usual that a certain grace period be given by the Board to the new appointee to permit it to restructure the holdings in the portfolio to its own model and before which the Board’s investment performance monitoring commences. After lengthy consideration of the situation and dialogue with RCM, your Board decided, given the structure of the then portfolio and the level of illiquidity in certain of the holdings, that this grace period should extend through June 30.

Overall, we believe the transition of the portfolio to align it with RCM’s model has gone as well as we could have expected in what has been a friendly and positive stock market environment. From April 1 to June 29, 2007, RCM concentrated the holdings and reduced the number of listed companies from 73 to 41, reinvesting some 34% of the assets so realized in either existing positions or some new names, particularly in the shipbuilding sector.

The Korean stock market, as measured by both the KOSPI & MSCI Korea indices, has performed well over the past quarter with KOSPI (capital adjusted) increasing 22% and the MSCI Korea up 18%.  Over the same period and despite unavoidable brokerage and other transaction costs as well inevitable market impact, your Fund has almost kept apace with the MSCI Korea index and, we believe, held well against the stronger performing KOSPI.  A word of warning at this stage, the information set out in this letter (including Appendix 1) is based on book numbers and is subject to yearend audit and tax adjustments, so please treat them accordingly.

In past correspondence I have referred to the high level of retained capital gains in the portfolio that, in any transition, would result in the realization of capital gains which, to avoid the Fund paying tax thereon, would be distributed to stockholders.  The transition of the portfolio has in fact contributed to the realization of substantial capital gains during the fiscal year ended June 30, 2007.  After taking into account the capital gain distribution in January 2007 (which represented net realized capital gains for the year ended October 31, 2006), it is estimated that the Fund will be required to pay a capital gain distribution of approximately $352 million ($14.51 per share) for the fiscal year ended June 30, 2007.  As noted above, this capital gain distribution is an estimate and is subject to yearend audit and tax adjustments.  This amount of realized capital gains, plus any net gains that may be realized between July 1, 2007 and October 31, 2007, must be distributed to stockholders by early 2008 in order to avoid tax at the Fund level.

Your Board has considered seriously the matter of the timing of the distribution of these gains to stockholders and has concluded that, to attempt to optimize the opportunity between an early payout and a limited cascade effect (such effect is described more fully in the Fund’s proxy statement), it intends to make a full payout of such gains as early as practicable in November 2007 (most likely in mid- to late-November). As I have written previously, I fully appreciate that many shareholders would prefer not to receive such a large one time payment of gains, and going forward your Board hopes to minimize the buildup of such retained capital gains.

For the greater interest of stockholders, we list in Appendix 1 hereto additional information on the portfolio of your Fund as at June 29, 2007. This is provided at this time given the exceptional circumstances through which your Fund has recently passed.  Much of this information will be set out in final form in the Annual Report due to be mailed to stockholders by the end of August.

We look towards the future of the Korean market and your Fund with optimism, with a new investment manager who, we believe, demonstrates a strong process across research, risk management, portfolio selection and administration. From the Board's perspective, the performance measuring clock commenced on July 1, and we look forward to monitoring investment performance and reporting it regularly to you in terms of both our benchmark, the KOSPI index, as well as the MSCI Korea index.

Please do not hesitate to contact me if you have any questions or comments on matters concerning your Fund. Alternatively I hope to have the opportunity of meeting with you at the Annual Meeting of Stockholders scheduled for October 24 at 2 PM in New York City.

Yours very sincerely

Julian Reid

Chairman of the Board

July 5, 2007

APPENDIX 1

Portfolio holdings as of June 29, 2007

The Korea Fund, Inc. is a closed-end exchange traded management investment company. This material is presented only to provide information and is not intended for trading purposes. Closed-end funds, unlike open-end funds, are not continuously offered. After the initial public offering, shares are sold on the open market through a stock exchange. Investment policies, management fees and other matters of interest to prospective investors may be found in each closed-end fund prospectus. Holdings are subject to change daily.  For more information about the Fund, visit the Fund’s website at www.thekoreafund.com or call the Fund’s shareholder servicing agent at (800) 331-1710.

This information is produced by RCM Capital Management LLC.  RCM Capital Management LLC, is an indirect, wholly-owned subsidiary of Allianz Global Investors AG, and is a member of Munich-based Allianz Group (NYSE – AZ). Allianz is a leading global financial services company. RCM Capital Management LLC serves as the Fund's investment manager, and the sub-adviser is RCM Asia Pacific Limited.

Portfolio Holdings for The Korea Fund, Inc. as of June 29, 2007

% NAV
CHEIL COMMUNICATION	1.6
DAEWOO SHIPBUILDING + MARINE	5.1
DONGKUK STEEL MILL	0.9
DOOSAN HEAVY IND	1.0
GS ENGINEERING + C	4.3
HANA FINANCIAL HOL	0.6
HANA TOUR SERVICE	1.6
HANKOOK TIRE MANFT	1.0
HITE BREWERY CO	0.5
HYNIX SEMICONDUCTO	2.5
HYUNDAI DEPT STORE	1.1
HYUNDAI ENG +CONST	1.1
HYUNDAI HEAVY INDUSTRIES	6.7
HYUNDAI MOBIS	2.0
KOOKMIN BANK	4.2
KOREA EXPRESS(THE)	1.7
KOREA INVESTMENT HOLDING CO	2.2
KOREAN AIR LINES	1.3
KOREAN REINSURANCE	1.0
KT + G CORPORATION	1.9
LG CHEMICAL	1.1
LG CORP	2.1
LG DACOM CORP	1.4
LG PHILIPS LCD	2.8
MEGASTUDY CO LTD	1.1
NHN CORP	2.4
ON MEDIA CORPORATION	1.0
POSCO	7.0
S1 CORP	1.6

SAMSUNG CARD	0.1
SAMSUNG CO	1.5
SAMSUNG ELECTRONIC	10.2
SAMSUNG FIRE + MAR	5.3
SAMSUNG HEAVY	3.7
SAMSUNG TECHWIN	1.5
SEOUL SEMICONDUCTOR	1.0
SFA ENGINEERING CO	1.4
SHINHAN FINANCIAL	4.0
SHINSEGAE CO LTD	3.4
SK TELECOM	3.0
YUHAN CORP	1.0
LIQUIDITY	0.9

Sector weight comparison

	% NAV	Relative to benchmark (KOSPI)*
Consumer Discretionary	9.4	Underweight
Consumer Staples	5.8	Neutral
Energy	0.0	Underweight
Financials	17.4	Underweight
Health Care	1.0	Neutral
Industrials	32.7	Overweight
Information Technology	19.3	Overweight
Materials	9.0	Underweight
Telecomm Services	4.5	Neutral
Utilities	0.0	Underweight
Liquidity	0.9

*The Korea Stock Price Index (“KOSPI”) is the Fund’s benchmark.

Top 10 overweighted/underweighted stocks as compared to KOSPI

Top 10 Overweighted Stocks	Active Position	Top 10 Underweighted Stocks	Active Position
Samsung Fire & Marine	4.2%	Korea Elec Power	-3.1%
Daewoo Shipbuilding	3.9%	Woori Finance Hldg	-2.3%
GS Engineering	3.7%	SK Corp	-2.1%
Hyundai Heavy Ind	3.5%	Hyundai Motor	-1.9%
Samsung Heavy Ind	2.5%	KT Corp	-1.4%
NHN Corp	2.4%	LG Electronics	-1.3%
POSCO	2.4%	Lotte Shopping Centre	-1.3%
Shinsegae Co	2.1%	Daewoo Engineering	-1.1%
Korea Investment	1.8%	Korea Exchange Bank	-1.1%
Hana Tour Services	1.6%	S- Oil Corp	-1.0%

	31 March 2007 % NAV	29 June 2007 % NAV	Relative to Benchmark (KOSPI)
Consumer discretionary	13.4	9.4	Underweight
Consumer Staples	9.2	5.8	Neutral
Financials	20.6	17.4	Underweight
Industrials	14.9	32.7	Overweight
Technology	22.6	19.3	Overweight
Materials	8.6	9.0	Underweight
Telecom	3.9	4.5	Neutral
Energy	—	—	Underweight
Healthcare	0.5	1.0	Neutral
Utilities	—	—	Underweight
Others	0.5	—
Liquidity	5.7	0.9
TOTAL	100.0	100.0

Source: RCM/Wilshire

*Rounding may cause figures to vary from 100%

THE KOREA FUND, INC.

Performance review (Net of fees)

June 29, 2007	Fund NAV %	Fund Market Price %	Benchmark** %	Difference (NAV vs KOSPI) %	MSCI Korea %	Difference (NAV vs MSCI Korea) %
2007
April	4.10	7.12	7.33	-3.23	6.06	-1.96
May	9.72	8.79	10.53	-0.81	8.28	1.44
June	3.35	2.51	3.02	0.33	3.00	0.35
Since Inception*	18.05	19.46	22.21	-4.16	18.28	-0.23

*Portfolio inception date: April 1, 2007, when RCM Capital Management LLC and RCM Asia Pacific Limited assumed the investment manager and sub-advisor roles to the Fund, respectively.

** Benchmark:  The Korea Stock Price Index (KOSPI)

Source:  RCM Asia Pacific Limited/ Datastream / Bloomberg / InSight

Past performance is no guarantee of future results. Investment return and the value of shares will fluctuate.

The Fund seeks long-term capital appreciation through investment in Korean securities. An investment in the Fund involves risk, including loss of principal. Investing in non-U.S. securities entails additional risks, including political and economic risk and the risk of currency fluctuations, as well as lower liquidity. These risks, which can result in greater price volatility, will generally be enhanced in less diversified funds that concentrate investments in a particular geographic region.

Returns are calculated by subtracting the value of a share at the beginning of the period from the value at the end and dividing the difference by the initial value, expressing the result as a percent change. The calculation assumes that all distributions during the period have been reinvested on the payable dates, at NAV or at market price according to how the returns are labeled. The returns do not reflect broker sales charges or commissions. Net asset value (NAV) is total assets less total liabilities divided by the number of shares outstanding.

This information is unaudited and is intended for informational purposes only. This is not an offer or solicitation for the purchase or sale of any financial instrument. It is presented only to provide information on investment strategies and opportunities.

The Fund is a closed-end exchange traded management investment company. This material is presented only to provide information and is not intended for trading purposes. Closed-end funds, unlike open-end funds, are not continuously offered. After the initial public offering, shares are sold on the open market through a stock exchange, where shares may trade at a premium or a discount.